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                                                                      Exhibit 23

                          Independent Auditors' Consent

The Board of Directors
Unigene Laboratories, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the prospectus. Our report dated March 30, 2001 contains an explanatory paragraph that states that Unigene Laboratories, Inc. has suffered recurring losses from operations and has a working capital deficiency which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty. Also, our report refers to a change in the method of accounting for revenue recognition for up-front non-refundable license fees in 2000.


                                  /s/ KPMG LLP
                                  ------------
                                  KPMG LLP


Short Hills, New Jersey
April 27, 2001